EXHIBIT 10.7

When recorded, please return to:
Sharon Nye
Thompson & Knight L.L.P.
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201

CONVEYANCE OF OVERRIDING ROYALTY INTEREST

THIS CONVEYANCE OF OVERRIDING ROYALTY INTEREST (as from time to time supplemented or amended, this “Conveyance”), dated as of September 8, 2006, is made from and by Foothills Texas, Inc., a Delaware corporation (herein called “WI Owner”), to and in favor of MTGLQ Investors, L.P., a Delaware limited partnership, (herein called “Royalty Owner”).

ARTICLE I

Defined Terms

Section 1.1. Defined Terms. When used in this Conveyance or in any exhibit or schedule hereto (unless otherwise defined in any such exhibit or schedule), the following terms have the respective meanings assigned to them in this section or in the sections, subsections, exhibits and schedules referred to below:

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 10% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Annual Reserve Report” means the final reserve engineering report prepared by, or audited by, WI Owner’s independent petroleum reserve engineers for use in connection with WI Owner’s annual audited financial statements for any fiscal year.

 “Effective Time” means 7:00 a.m. local time at the locations of the Subject Interests, respectively, on September 1, 2006.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Fixed Rate” means, for any day, the rate of twelve percent (12%) per annum, based on actual days elapsed and a year of 360 days.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hydrocarbons” means oil, gas and all other minerals, whether or not similar to any of the foregoing (and including without limitation casinghead gas, condensate, and sulphur, but excluding lignite and other surface and near surface minerals not produced in conjunction with oil or gas). As used herein, the term “Hydrocarbons” includes all extracted minerals and substances of any kind, whether organic or inorganic

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“Month” means the period between 7:00 a.m. Texas time on the first day of each calendar month and 7:00 a.m. Texas time on the first day of the next succeeding calendar month.

“ORRI” has the meaning assigned to such term in Section 2.1.

“ORRI Hydrocarbons” means the oil, gas and other minerals attributable to the ORRI.

“Permitted Encumbrances” means each of the following, to the extent existing on the date of delivery of this Conveyance:

(a) the contracts, agreements, burdens, encumbrances and other matters set forth as being applicable to certain of the Subject Interests in the descriptions of such Subject Interests on Exhibit A hereto.

(b) liens for taxes, assessments or other governmental charges or levies which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which WI Owner has reserved adequate funds.

(c) liens of contractors, subcontractors, carriers, warehousemen, mechanics, laborers or materialmen or other like liens arising by law or contract in the ordinary course of business for sums which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which WI Owner has reserved adequate funds.

(d) covenants, restrictions, easements, servitudes, permits, conditions, exceptions, reservations, minor rights, minor encumbrances, minor irregularities in title or conventional rights of reassignment prior to abandonment which do not materially interfere with the occupation, use and enjoyment by WI Owner or Royalty Owner of their respective interests in the Subject Interests in the normal course of business as presently conducted or to be conducted, materially impair the value thereof for the purpose of such business, or impair the value of the ORRI.

(e) liens of operators under joint operating agreements or similar contractual arrangements with respect to WI Owner’s proportionate share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests owned jointly with others, to the extent that such liens secure sums which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which WI Owner has reserved adequate funds.

(f) liens and security interests in favor of Affiliates of Royalty Owner, provided that the same are subject and subordinate to this Conveyance.

“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, court or governmental unit or any agency or authority thereof, or any other legally recognizable entity.

“Reimbursable Expenses” means all costs and expenses paid or incurred by or on behalf of Royalty Owner or its Affiliates which are related to: (a) the negotiation, acquisition, ownership, enforcement, or termination of the ORRI, this Conveyance, or any waivers or amendments hereto or thereto, or (b) any litigation, contest, release or discharge of any adverse claim or demand made or proceeding instituted by any Person affecting in any manner whatsoever the ORRI, any ORRI Hydrocarbons, this Conveyance, the enforcement or defense hereof or thereof, or the defense of Royalty Owner’s and its Affiliates’ exercise of their rights hereunder or thereunder. Included among the Reimbursable Expenses are (i) all recording and filing fees, (ii) all actual and reasonable fees and expenses of counsel, engineers, accountants and other consultants, experts and advisors for Royalty Owner and its Affiliates and mortgagees, and (iii) all amounts which Royalty Owner is entitled to receive hereunder and all costs of Royalty Owner in exercising any of its remedies hereunder.

“Release” means the disposition or release of Hazardous Materials, other than dispositions and releases done in material compliance with all applicable Laws and for which WI Owner otherwise has no material remedial obligations.

“Specified Taxes” means all ad valorem or property taxes assessed against the ORRI and all severance taxes or similar taxes assessed against or measured by production and severance of ORRI Hydrocarbons or the value thereof.

“Subject Hydrocarbons” means that portion of the Hydrocarbons in and under and that may be produced from (or, to the extent pooled or unitized, allocated to) the Subject Lands which is attributable to the Subject Interests (determined after deducting all royalties, overriding royalties, production payments and similar burdens, excluding only the burdens under this Conveyance, which both burden the Subject Interests at the Commencement Time and are reflected in the NRI Percentage set out on Schedule I).

“Subject Interests” means:

(a) All of the leasehold interests and other property interests described in Exhibit A attached hereto; and

(b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable and whether vested or contingent) of WI Owner in and to the oil, gas and other minerals in and under or that may be produced from any Subject Lands (including interests in oil, gas or mineral leases to the extent the same cover such lands, overriding royalties, production payments and net profits interests in such lands or such leases, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals) even though WI Owner’s interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, Exhibit A; and

(c) All rights, titles and interests of WI Owner in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations or declarations, and so-called “working interest units” created under operating agreements or otherwise) relating to the properties described in subsections (a) or (b) above in this definition.

“Subject Lands” means the lands described or referred to in Exhibit A or in the leases and other instruments described in Exhibit A.

“Subject Wells” means all wells now located on the Subject Lands (whether fully drilled and completed or not) or hereafter drilled on the Subject Lands, and (unless production therefrom is expressly excluded by the terms of the descriptions on Exhibit A) any other wells now or hereafter located on lands or leases pooled, communitized or unitized with the Subject Interests.

“WI Percentage” means, with respect to the various Subject Lands, the percentage set forth on Exhibit A hereto indicating WI Owner’s Working Interest in such Subject Lands, generally by reference to “Working Interest,” “WI,” “WI Percentage,” “Mineral Interest,” “MI,” or words of similar import.

“Working Interest” means the interest owned in oil and gas leaseholds or other oil and gas interests (including leasehold interests, operating rights interests or other cost-bearing interests, and mineral fee or ownership interests) that determines the percentage share of costs borne by the owner of such interest.

Section 1.2. Rules of Construction. All references in this Conveyance to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Conveyance unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Conveyance”, “this instrument”, “herein”, “hereof”, “hereunder”‘ and words of similar import refer to this Conveyance as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: “including” and its grammatical variations mean “including without limitation”; “or” is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references herein to any Person include such Person’s successors and assigns. All references in this Conveyance to exhibits and schedules refer to exhibits and schedules to this Conveyance unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

ARTICLE II

Granting Provisions

Section 2.1. Granting Clause. For a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WI Owner does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN, CONVEY, WARRANT and DELIVER to Royalty Owner an overriding royalty interest carved out of each Subject Interest (collectively, the “ORRI”) equal to five percent (5.0%) of the WI Percentage of all oil, gas and other minerals in, under and produced from or allocable to the Subject Lands.

TO HAVE AND TO HOLD the ORRI unto Royalty Owner, its successors and assigns, forever. This Conveyance is made with full substitution and subrogation of Royalty Owner in and to all covenants and warranties by others heretofore given or made.

Section 2.2. Non-Cost-Bearing Interest. Except for Specified Taxes (which are for the account of Royalty Owner), the ORRI and the ORRI Hydrocarbons shall be free and clear of (a) all taxes of any kind, (b) all costs and expenses associated with acquiring, exploring, developing, maintaining, producing, operating, reworking, recompleting, and remediating the Subject Interests, (c) all royalties, overriding royalties, production payments, and similar charges burdening the Subject Interests, and (d) all costs for separating, gathering, compressing, treating, processing or marketing ORRI Hydrocarbons or of transporting ORRI Hydrocarbons to the point of sale in a condition to meet pipeline or transporter specifications and qualifications. All of the foregoing taxes (other than Specified Taxes), costs and expenses, royalties, overriding royalties, production payments, and similar charges shall be paid by WI Owner promptly, on or before the dates the same become delinquent (unless being disputed in good faith by appropriate proceedings being diligently pursued and for which adequate reserves have been established). In addition, WI Owner will promptly (and in any event within 30 days after receiving any notice or statement for the same) pay all Reimbursable Expenses which have been incurred and are unpaid and reimburse Royalty Owner for any Reimbursable Expenses which have been paid by or on behalf of Royalty Owner. Each amount which is to be paid by WI Owner pursuant to this Section 2.3 which is instead paid by or on behalf of Royalty Owner shall bear interest at the Fixed Rate on each day from and including the date of such payment until but not including the date repaid by WI Owner.

Section 2.3. Measurement: Hydrocarbons Lost or Used. The ORRI shall not apply to any oil, gas or other minerals that are unavoidably lost in the production thereof or in the compression or transportation of Subject Hydrocarbons prior to the applicable point of sale or which are used by WI Owner or the operator of any Subject Well for the production of Subject Hydrocarbons or for the compression or transportation thereof prior to the applicable point of sale, in each case only to the extent the same are lost or used in the course of operations which are being conducted prudently and in a good and workmanlike manner. WI Owner hereby represents, warrants and covenants to Royalty Owner that production from each Subject Well is and will continue to be measured at a point prior to any point where gas or oil from such Subject Well is commingled with gas or oil from any other well or wells that are not Subject Wells.

Section 2.4. Proportionate Reduction. In the event of title failure with respect to any tract of Subject Lands that causes WI Owner to own a Working Interest in such tract that is less than the entire WI Percentage that is described in Exhibit A hereto with respect to such tract of Subject Lands, the ORRI for such tract shall be reduced in the same proportion that such Working Interest bears to the WI Percentage so described for such tract; provided, however, that upon any subsequent acquisition of additional interests in such Subject Lands by WI Owner (or any Affiliate of WI Owner) the ORRI shall be increased accordingly until WI Owner (and its Affiliates) have acquired the entire WI Percentage in any Subject Lands that is described in Exhibit A hereto. Each such reduction or increase shall occur automatically without the need for any action by WI Owner or Royalty Owner. No such reduction shall be deemed a breach of any representation or warranty made by WI Owner in Section 4.2.

Section 2.5. Renewals and Extensions. This Conveyance and the ORRI shall apply to WI Owner’s and its Affiliates’ interests in all renewals, extensions and other similar arrangements of each lease (or other determinable interest) which is included in the Subject Interests, whether such renewals, extensions or arrangements have heretofore been obtained by WI Owner or are hereafter obtained by or for WI Owner or any Affiliate thereof and whether or not the same are described in Exhibit A. For the purposes of the preceding sentence, a new lease that covers the same interest (or any part thereof) covered by a prior lease, and which is acquired within one year after the expiration, termination, or release of such prior lease, shall be treated as a renewal or extension of such prior lease.

ARTICLE III

Marketing of ORRI Hydrocarbons and Distribution of Proceeds

Section 3.1 Nature of Marketing Arrangements. WI Owner shall have the obligation to prudently market, or cause to be prudently marketed, the ORRI Hydrocarbons on behalf of and for the account of Royalty Owner in arm’s-length transactions with reputable purchasers, with each such marketing arrangement (including all arrangements relating to sales, treating, transportation, compression and processing) to be made upon terms and conditions that (a) are at least as favorable as WI Owner or any Affiliate of WI Owner obtains for WI Owner’s share of oil, gas or other minerals attributable to the Subject Interests or attributable to any other properties in the same field or general area, (b) are in accordance with the provisions of the leases making up the Subject Interests, (c) give due regard to the interests of Royalty Owner, and (c) unless otherwise agreed by Royalty Owner from time to time, provide for floating prices generally based on spot-market prices plus or minus a basis differential; provided, however, that no ORRI Hydrocarbons are or will become subject to any sales arrangement whereby (i) payment for ORRI Hydrocarbons is or can be deferred for a substantial period after the month in which the ORRI Hydrocarbons are delivered (i.e., in the case of oil, in excess of 30 days, and in the case of gas in excess of 60 days), or (ii) payments may be made other than by checks, drafts, wire transfer or similar communications for the immediate payment of money. WI Owner shall duly and prudently perform all obligations performable by it under any arrangements by which ORRI Hydrocarbons are sold or otherwise marketed, and shall take all appropriate measures to enforce the performance under each such arrangement of the obligations of the other parties thereto. As to any third parties, all acts of WI Owner in marketing the ORRI Hydrocarbons and all sales or other marketing agreements executed by WI Owner in accordance herewith shall be binding on Royalty Owner and the ORRI; it being understood that the right and obligation to market the ORRI Hydrocarbons is at all times vested in WI Owner, and Royalty Owner does not have any such right or obligation. Accordingly, it shall not be necessary for Royalty Owner to join in any production sales or marketing agreements or any amendments to existing production sales or marketing agreements.

Section 3.2 Distribution of Funds. Until notified by Royalty Owner to the contrary, WI Owner shall receive all payments for (or on account of) ORRI Hydrocarbons and shall, on or before noon on the last business day of each calendar month, distribute any such payments received during the previous calendar month to Royalty Owner, net only of Specified Taxes, by wire transfer (or, if consented to by Royalty Owner, by check) to such accounts (or locations) as Royalty Owner may direct from time to time in writing. Royalty Owner shall have the right at all times, upon written notice sent to WI Owner, to begin receiving payment for (or on account of) all ORRI Hydrocarbons directly from the purchasers thereof or from any other parties obligated to make payment therefor. In the event Royalty Owner exercises its right to receive payment for (or on account of) ORRI Hydrocarbons directly, WI Owner shall immediately cause to be prepared and executed such division orders, transfer orders, or instructions in lieu thereof, as Royalty Owner (or any third party) may require from time to time to cause payments to be made directly to Royalty Owner; in the event that, for any reason, Royalty Owner cannot (or does not) receive such payments directly, the same shall be collected by WI Owner and shall constitute trust funds in WI Owner’s hands, to be immediately paid over to Royalty Owner by wire transfer or check to such account or location as Royalty Owner may direct from time to time in writing (or by such other form of transfer reasonably specified by Royalty Owner).

Section 3.3 Production Records, Statements and Payments. WI Owner shall keep full, true, and correct records of the oil, gas, and other hydrocarbons produced from or attributable to the Subject Interests, and the portion attributable to the ORRI. Such records may be inspected by Royalty Owner or its authorized representatives and copies made thereof at all reasonable times. On or before the last business day of each Month, WI Owner shall send to Royalty Owner a statement setting forth (i) the production from the Subject Interests for the preceding Month, (ii) the portion of such production attributable to the ORRI, (iii) to the extent Royalty Owner does not receive direct payment of proceeds from sale of ORRI Hydrocarbons pursuant to Section 3.2 above, the gross proceeds attributable to the sale of ORRI Hydrocarbons and any Specified Taxes deducted therefrom, and (iv) such other data as Royalty Owner may reasonably request, in such form as Royalty Owner may reasonably request.

ARTICLE IV

Representations, Warranties and Covenants

WI Owner hereby represents, warrants and covenants for the benefit of Royalty Owner as follows:

Section 4.1 Operations. The Subject Interests and properties unitized therewith are being (and, to the extent the same could adversely affect the ownership or operation of the Subject Interests after the date hereof, have during WI Owner’s tenure of ownership been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable laws, rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all oil, gas or their mineral leases, deeds and other contracts and agreements forming a part of the Subject Interests. WI Owner has all governmental licenses and permits necessary or appropriate to own and operate the Subject Interests, and WI Owner has not received notice of any violations in respect of any such licenses or permits. WI Owner shall develop, operate and maintain the Subject Interests as would a prudent operator. Decisions with regard to the conduct of operations will be made by WI Owner without considering the effect of the ORRI as a burden on the Subject Interests. As to any portions of the Subject Interests as to which WI Owner is not the operator, WI Owner shall take all such action and exercise all such rights and remedies as are legally available to it to cause the operator to so develop, maintain and operate such portions of the Subject Interests.

Section 4.2. Title; Permitted Encumbrances. WI Owner has good and defensible title to the Subject Interests, free and clear of all liens, security interests, and encumbrances except for Permitted Encumbrances. Such qualification as to Permitted Encumbrances is made for the sole purpose of limiting the representations and warranties of WI Owner made herein, and is not intended to restrict the description of the Subject Interests, nor is it intended that reference herein to any Permitted Encumbrance shall subordinate the ORRI to such Permitted Encumbrance or otherwise cause this Conveyance or any rights of Royalty Owner hereunder to be made subject to, or encumbered by, such Permitted Encumbrance. Subject to Section 2.4, WI Owner hereby binds itself to WARRANT and FOREVER DEFEND all and singular title to the ORRI unto Royalty Owner, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof. This Conveyance is made with full substitution and subrogation of Royalty Owner in and to all covenants, representations and warranties by others heretofore given or made with respect to the Subject Interests.

Section 4.3. Leases, Deeds and Contracts; Performance of Obligations. The oil, gas or mineral leases, contracts, servitudes, fees, deeds, and other agreements forming a part of the Subject Interests, to the extent the same cover or otherwise relate to the Subject Interests, are in full force and effect, and WI Owner agrees to so maintain them in full force and effect to the extent a prudent operator, without giving effect to the ORRI or this Conveyance, would do so.

Section 4.4. Compliance with Laws. The Subject Lands, and WI Owner’s present and proposed operations thereon, are in compliance in all material respects with all applicable Laws, including all Environmental Laws; (b) WI Owner has taken all steps reasonably necessary to determine and has determined that no Release of Hazardous Materials has occurred on the Subject Lands or as a result of operations on the Subject Lands, and the use which WI Owner makes and intends to make of the Subject Lands will not result in any such Release; (c) to the best of WI Owner’s knowledge, none of such operations of WI Owner, and none of the Subject Lands, is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a Release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (d) neither WI Owner nor, to the best knowledge of WI Owner, any other Person has filed any notice under any Environmental Law indicating that WI Owner is responsible for the Release into the environment, or the improper storage or disposal, of any Hazardous Materials that are now located on, were removed from, or are in any way related to any Subject Lands, or that any Hazardous Materials have been Released, or are improperly stored or disposed of, upon any Subject Lands; and (e) neither WI Owner nor any of its Affiliates otherwise has any material contingent liability in connection with operations on any Subject Lands for the Release into the environment, or the improper storage or disposal, of any Hazardous Materials. WI Owner will not cause or permit the Subject Lands or WI Owner to be in violation of any Environmental Laws or other Laws with respect to the Subject Lands or do anything or permit anything to be done which will subject WI Owner, Royalty Owner or the Subject Lands to any material remedial obligations under any Environmental Laws, assuming in each case disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Subject Lands, and WI Owner will promptly notify Royalty Owner in writing of any existing, pending or, to the best knowledge of WI Owner, threatened investigation or inquiry of a material nature affecting any Subject Lands by any private party or governmental authority in connection with any Environmental Laws. WI Owner will take all steps reasonably necessary to determine that no Hazardous Materials are disposed of or otherwise Released on or to the Subject Lands in violation of any Environmental Laws. WI Owner will not cause or permit the Release of any Hazardous Materials on or to the Subject Lands in violation of any Environmental Law and covenants and agrees to remove or remediate any Hazardous Materials which has been Released on the Subject Lands in amounts which would violate any Environmental Laws.

Section 4.5  Pooling and Unitization. WI Owner, at its option, shall have the right and power to pool or combine the acreage covered by any portion of the Subject Interests as to the Hydrocarbons or any part thereof, with other land or leases to the fullest extent provided in the underlying leases comprising the portion of the Subject Interests pooled, and Royalty Owner does hereby consent to such pooling and agrees that Royalty Owner’s ORRI shall be subject to any such pooled unit, provided, however, that such consent and agreement of Royalty Owner shall not apply to any such pooling or combination of Subject Interests with other acreage owned by WI Owner or any of its Affiliates and WI Owner agrees that, unless Royalty Owner otherwise consents in writing at the time in question, WI Owner will not make any such pooling or combination of Subject Interests with any other acreage owned by WI Owner or any of its Affiliates.

Section 4.6. Imbalances.

(a) Definitions. As used herein, “undertake” means that an owner of production from a Subject Well takes a lesser share of oil or gas produced from such Subject Well than the share which such owner is entitled to take by virtue of its ownership interest, determined without regard to any rights under any production balancing agreement or similar arrangement or any rights under common law with respect to production balancing, and “overtake” means that an owner of production from a Subject Well takes a greater share of oil or gas produced from such Subject Well than the share which such owner is entitled to take by virtue of its ownership interest, again determined without regard to any rights under any production balancing agreement or similar arrangement or any rights under common law with respect to production balancing. If an owner undertakes, the amount of production not taken is “underproduction” and if an owner overtakes, the extra share of production taken is “overproduction”.

(b) No Undertakes Without Consent. WI Owner will not undertake or overtake from a Subject Well (either for itself or on behalf of Royalty Owner) if an Affiliate of WI Owner thereby overtakes or undertakes. WI Owner may otherwise elect to undertake or overtake in its reasonable business judgment exercised for the benefit of itself and Royalty Owner. If any undertake by WI Owner occurs in violation of this subsection (b), the ORRI Hydrocarbons shall be determined (to the maximum extent allowed under applicable Law and any applicable Permitted Encumbrances) without regard thereto.

(c) No Balancing From Other Properties. WI Owner will not allow any Subject Interest to be subject to any production balancing arrangement under which one or more third Persons may overtake a portion of the production attributable to such Subject Interest as a result of undertakes or overtakes (or other actions or inactions) with respect to properties other than such Subject Interest. For the purposes of this subsection (c), a production unit in which all parties have uniform interests shall be considered to be a single Subject Interest.

Section 4.7. Royalty Right to Join in Sales. Whenever (after taking into account all other covenants to Royalty Owner’s Affiliates under any loan agreement or note purchase agreement with WI Owner) WI Owner has, and intends to take, the opportunity to sell any part of its retained interest (in this section called a “Sold Retained Interest”) in any properties and interests subject to this Conveyance, WI Owner shall insure that Royalty Owner has, and shall cause Royalty Owner to have, the option to sell that portion of the ORRI that burdens the properties and interests to be sold (in this section called a “Sold Royalty”) as a part of such transaction and at a price which is as favorable as that available to WI Owner (taking into consideration that such Sold Royalty is a cost free interest). In exercising such option, Royalty Owner may elect to resell the Sold Royalty to WI Owner (for further sale on to the purchaser) or to sell the Sold Royalty directly to the purchaser. Any such resale to WI Owner shall be without representation or warranty other than Royalty Owner’s special warranty of title to the Related Royalty. WI Owner shall give Royalty Owner at least thirty (30) days notice of any such potential sale (or of any material modification in the terms of any sale of which such a notice was previously given). Royalty Owner has no obligation to participate in any such transaction or otherwise to sell all or any part of any ORRI, but if Royalty Owner does participate in any such transaction, then regardless of any purchase price allocations made by the purchaser in such sale to the Sold Retained Interest and the Sold Royalty, WI Owner and Royalty Owner shall divide between themselves the aggregate purchase price received by both, net of costs of sale and any taxes (other than income taxes, which shall be the separate obligations of WI Owner and Royalty Owner), with WI Owner receiving A/C and Royalty Owner receiving B/C, where:

“A”
equals the net present value attributable to the Sold Retained Interest, as reasonably derived by Royalty Owner using the most recent Annual Reserve Report, any other reserve engineering information, and any other information supplied by WI Owner which is relevant to the value of the Sold Retained Interest,

“B”	equals the net present value attributable to the Sold Royalty, as reasonably derived by Royalty Owner using the most recent Annual Reserve Report, any other reserve engineering information, and any other information then available to Royalty Owner which is relevant to the value of the Sold Royalty, taking into account that the Sold Royalty is not subject to various costs and expenses burdening the Sold Retained Interest, and

“C”	equals the sum of A plus B;

provided, however, that if WI Owner is dissatisfied with Royalty Owner’s valuations of the Sold Retained Interest or the Sold Royalty, or both, then - prior to the sale - WI Owner shall have the right, at its expense, to have the Sold Retained Interest and the Sold Royalty appraised by an independent appraiser selected by WI Owner (in this section called the “First Appraiser”). WI Owner shall give Royalty Owner written notice of WI Owner’s election to have the Sold Retained Interest and the Sold Royalty appraised within ten (10) days after WI Owner receives written notice of Royalty Owner’s valuations. The appraised values as determined by the First Appraiser shall be the values assigned to A and B in place of the values determined by Royalty Owner; provided, however, that if Royalty Owner is dissatisfied with the appraisal of the First Appraiser, Royalty Owner shall have the right, at its expense, to have the Sold Retained Interest and the Sold Royalty appraised by an independent appraiser selected by Royalty Owner (in this section called the “Second Appraiser”). Royalty Owner shall give WI Owner written notice of Royalty Owner’s election to have the Sold Retained Interest and the Sold Royalty appraised within ten (10) days after Royalty Owner receives a copy of the written appraisal made by the First Appraiser. The appraised values of the Sold Retained Interest and the Sold Royalty as determined by the First Appraiser and the Second Appraiser shall be averaged, and such averages shall be the values assigned to A and B.

ARTICLE V

Assignments and Transfers

Section 5.1. Assignment and Transfer by Royalty Owner. Royalty Owner may, and nothing herein contained shall in any way limit or restrict the right of Royalty Owner to, sell, convey, assign, mortgage or otherwise dispose of the ORRI (including its rights, titles, interests, estates, remedies, powers and privileges appurtenant or incident to the ORRI under this Conveyance), in whole or in part. No change of ownership of the ORRI shall be binding upon WI Owner, however, until WI Owner is furnished with copies of the original documents evidencing such change. Upon receipt by WI Owner of copies of the original documents evidencing a sale, conveyance, assignment, mortgage or other disposition of the ORRI, WI Owner shall thereafter deal with the transferee Royalty Owner in place of the transferring Royalty Owner and references herein to the Royalty Owner shall thereafter be deemed to be references to such transferee Royalty Owner, provided that the transferring Royalty Owner shall continue to have, and benefit from, all rights to indemnification and reimbursement that are provided herein.

Section 5.2. Assignment and Transfer by WI Owner. Any sale, conveyance, assignment, mortgage or other disposition of the Subject Interests, or any part thereof or interest therein, by WI Owner shall be subject to this Conveyance, and in the instrument effecting such transfer or other disposition the transferee or other disposition recipient must expressly recognize and assume all obligations, covenants and agreements of WI Owner hereunder with respect to the Subject Interests so sold, conveyed, assigned or otherwise disposed of (the “Transferred Subject Interests”. Upon any such sale, conveyance, assignment or other disposition of Transferred Subject Interests (other than to an Affiliate of the selling WI Owner) in connection with which a purchasing WI Owner has so assumed all obligations, covenants and agreements of WI Owner hereunder with respect to such Transferred Subject Interests, the selling WI Owner’s obligations under this Conveyance shall cease as to such Transferred Subject Interests.

Section 5.3. Covenants Running With the Subject Interests. All covenants and agreements of WI Owner herein contained shall be deemed to be covenants running with the Subject Interests. All of the provisions hereof shall inure to the benefit of Royalty Owner and its successors and assigns.

ARTICLE VI

Miscellaneous Provisions

Section 6.1. Further Assurances. WI Owner agrees to execute and deliver to Royalty Owner, and, to the extent it is within WI Owner’s power to do so, to cause any third parties to execute and deliver to Royalty Owner, all such other and additional instruments and to do all such further acts and things as may be necessary or appropriate to more fully vest in and assure to Royalty Owner all of the rights, titles, interests, remedies, powers and privileges herein granted or intended so to be.

Section 6.2. No Waiver. The failure of Royalty Owner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of Royalty Owner’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. No provision of this Conveyance shall be deemed a waiver by Royalty Owner of any rights granted to Royalty Owner under applicable Law governing overriding royalty interests and the rights of the owners thereof.

Section 6.3. Applicable Law. This Conveyance and the rights and obligations of the parties hereunder shall, without regard to principles of conflicts of laws, be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas.

Section 6.4. Severability. Every provision in this Conveyance is intended to be severable. If any term or provision hereof is determined to be invalid, illegal or unenforceable for any reason whatsoever, such invalidity, illegality or unenforceability shall not affect the validity, legality and enforceability of the remainder of this Conveyance.

Section 6.5.  NO LIABILITY OF ROYALTY OWNER; INDEMNITY. NO ROYALTY OWNER INDEMNITEE SHALL EVER BE RESPONSIBLE FOR ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH:

(A) THE EXPLORING, DEVELOPING, OPERATING, OWNING, MAINTAINING, REWORKING OR RECOMPLETING OF THE SUBJECT INTERESTS OR SUBJECT LANDS, ANY OBLIGATIONS OF WI OWNER WITH RESPECT TO ANY TAX PARTNERSHIPS BURDENING THE SUBJECT INTERESTS, THE PHYSICAL CONDITION OF THE SUBJECT INTERESTS OR THE SUBJECT LANDS, OR THE HANDLING, TREATING OR TRANSPORTING OF OIL, GAS OR OTHER MINERALS PRODUCED FROM THE SUBJECT LANDS (INCLUDING ANY COSTS, EXPENSES, LOSSES OR LIABILITIES RELATED TO VIOLATION OF AN ENVIRONMENTAL LAW OR OTHERWISE RELATED TO DAMAGE TO OR REMEDIATION OF THE ENVIRONMENT, WHETHER THE SAME ARISE OUT OF ROYALTY OWNER’S OWNERSHIP OF AN INTEREST IN PROPERTY OR OUT OF THE ACTIONS OF WI OWNER OR ROYALTY OWNER OR OF THIRD PARTIES OR ARISE OTHERWISE), OR

(B) THE FAILURE BY WI OWNER TO HAVE GOOD AND DEFENSIBLE TITLE TO THE SUBJECT INTERESTS FREE AND CLEAR OF ALL BURDENS, ENCUMBRANCES, LIENS AND TITLE DEFECTS (INCLUDING ANY COSTS, EXPENSES, LOSSES OR LIABILITIES SUFFERED BY ANY ROYALTY OWNER INDEMNITEE AS A RESULT OF ANY CLAIM THAT SUCH ROYALTY OWNER INDEMNITEE MUST DELIVER OR PAY OVER TO ANY PERSON ANY PART OF THE ORRI HYDROCARBONS OR ANY PROCEEDS THEREOF AT ANY TIME PREVIOUSLY RECEIVED OR THEREAFTER TO BE RECEIVED BY SUCH ROYALTY OWNER INDEMNITEE),

AND WI OWNER AGREES TO INDEMNIFY AND HOLD EACH ROYALTY OWNER INDEMNITEE HARMLESS FROM AND AGAINST ALL COSTS, EXPENSES, LOSSES AND LIABILITIES INCURRED BY ANY ROYALTY OWNER INDEMNITEE (I) IN CONNECTION WITH ANY OF THE FOREGOING OR (II) IN CONNECTION WITH THE ORRI, THIS CONVEYANCE, OR THE TRANSACTIONS AND EVENTS (INCLUDING THE ENFORCEMENT OR DEFENSE THEREOF OR HEREOF) AT ANY TIME ASSOCIATED WITH OR CONTEMPLATED IN ANY OF THE FOREGOING OR (III) IN CONNECTION WITH ANY TAX PARTNERSHIP BURDENING ANY OF THE SUBJECT INTERESTS. SUCH INDEMNITY SHALL ALSO COVER ALL REASONABLE COSTS AND EXPENSES OF ANY ROYALTY OWNER INDEMNITEE, INCLUDING REASONABLE LEGAL FEES AND EXPENSES, WHICH ARE INCURRED INCIDENT TO THE MATTERS INDEMNIFIED AGAINST. AS USED IN THIS ARTICLE VI, “ROYALTY OWNER INDEMNITEES” MEANS ROYALTY OWNER AND ROYALTY OWNER’S SUCCESSORS AND ASSIGNS AND PURCHASERS (INCLUDING ANY PERSON WHO AT ANY TIME PURCHASES ORRI HYDROCARBONS), ALL OF THEIR RESPECTIVE AFFILIATES, AND ALL OF THE OFFICERS, DIRECTORS, AGENTS, BENEFICIARIES, TRUSTEES, ATTORNEYS AND EMPLOYEES OF THEMSELVES AND THEIR AFFILIATES.

THE FOREGOING INDEMNITY SHALL APPLY WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITYOF ANY ROYALTY OWNER INDEMNITEE AND SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY ROYALTY OWNER INDEMNITEE AS A RESULT OF ANY THEORY OF STRICT LIABILITY OR ANY OTHER DOCTRINE OF LAW, PROVIDED THAT THE FOREGOING INDEMNITY SHALL NOT APPLY TO ANY COSTS, EXPENSES, LOSSES OR LIABILITIES INCURRED BY ANY ROYALTY OWNER INDEMNITEE TO THE EXTENT PROXIMATELY CAUSED SOLELY BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH ROYALTY OWNER INDEMNITEE. THE FOREGOING INDEMNITY SHALL SURVIVE ANY TERMINATION OF THIS CONVEYANCE.

Section 6.6. Counterparts. This Conveyance is being executed in several counterparts, all of which are identical, except that, to facilitate recordation, in certain counterparts hereof only that portion of Exhibit A which contains specific descriptions of the Subject Interests located in the recording jurisdiction in which the counterpart is to be recorded shall be included, and all other portions of Exhibit A shall be included by reference only. All of such counterparts together shall constitute one and the same instrument. Complete copies of this Conveyance, containing the entire Exhibit A, have been retained by WI Owner and Royalty Owner.

IN WITNESS WHEREOF, THIS CONVEYANCE IS EXECUTED on the date set forth in the acknowledgment below, to be effective for all purposes as of the Effective Time.

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WI OWNER:	FOOTHILLS TEXAS, INC.

	By:	/s/ W. Kirk Bosche
Name: W. Kirk Bosche
Title: Chief Financial Officer and Assistant Secretary

SIGNATURE PAGE